                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 1)*

    Telelogic Configuration Management, Inc. (fka Continuus Software Corp.)
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  21218R 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [ ]    Rule 13d-1(c)

     [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 22
                           Exhibit Index on Page 20

---------------------                                         ------------------
CUSIP NO. 21218R 10 4                    13 G                 Page 2 of 22 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel IV L.P. ("A4")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          -----------------------------------------------------------------------------------
     OWNED BY EACH REPORTING             6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 21218R 10 4                    13 G                 Page 3 of 22 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel IV Associates L.P. ("A4A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 21218R 10 4                    13 G                 Page 4 of 22 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu L.P. ("AK")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 21218R 10 4                    13 G                 Page 5 of 22 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Partners & Co. Inc. ("AP&C")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      CO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 21218R 10 4                    13 G                 Page 6 of 22 Pages
---------------------                                         ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Investors '95 L.P. ("AI95")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 21218R 10 4                    13 G                 Page 7 of 22 Pages
---------------------                                         ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Ellmore C. Patterson Partners  ("ECPP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 21218R 10 4                    13 G                 Page 8 of 22 Pages
---------------------                                         ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Swartz Family Partnership L.P. ("SFP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING             6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 21218R 10 4                    13 G                 Page 9 of 22 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         James W. Breyer ("Breyer")
         Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
            NUMBER OF                    5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 21218R 10 4                    13 G                Page 10 of 22 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Luke B. Evnin ("Evnin")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 21218R 10 4                    13 G                Page 11 of 22 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Eugene D. Hill, III ("Hill")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 21218R 10 4                    13 G                Page 12 of 22 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Paul H. Klingenstein ("Klingenstein")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 21218R 10 4                    13 G                Page 13 of 22 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Arthur C. Patterson ("Patterson")
         Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING             6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 21218R 10 4                    13 G                Page 14 of 22 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                G. Carter Sednaoui ("Sednaoui")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 21218R 10 4                    13 G                Page 15 of 22 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James R. Swartz ("Swartz")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                        0 shares
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER
            --------------

            Telelogic Configuration Management, Inc. (fka Continuus Software Corp.)

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            108 Pacifica
            Irvine, CA 92618

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '95 L.P., a Delaware limited partnership ("AI95"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership , the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C and a general partner of AI95, Luke B. Evnin ("Evnin"), a general partner of A4A and AI95, Eugene D. Hill, III ("Hill"), a general partner of A4A and AI95, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI95, Arthur C. Patterson ("Patterson"), a general partner of A4A and ECPP, an officer of AP&C and a general partner of AI95, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C and a general partner of AI95, and James R. Swartz ("Swartz"), a general partner of A4A and SFP, an officer of AP&C and a general partner of AI95. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI95 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI95.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C).  CITIZENSHIP
            -----------

            A4, A4A, AK, AI95, ECPP and SFP are Delaware limited partnerships. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP No. 21218R 10 4

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:
                    -------------------------

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:
                    ----------------

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:
                    --------------------------------------------

                     (i)   Sole power to vote or to direct the vote:
                           ----------------------------------------

                           See Row 5 of cover page for each Reporting Person.

                     (ii)  Shared power to vote or to direct the vote:
                           ------------------------------------------

                           See Row 6 of cover page for each Reporting Person.

                     (iii) Sole power to dispose or to direct the disposition
                           --------------------------------------------------
                           of:
                           --

                           See Row 7 of cover page for each Reporting Person.

                     (iv)  Shared power to dispose or to direct the disposition
                           ----------------------------------------------------
                           of:
                           --

                           See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the partnership agreements of A4, A4A, AK, AI95, ECPP and SFP and the operating agreement of AP&C, the general partners and limited partners or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:     Accel IV L.P.
              Accel IV Associates L.P.
              Accel Keiretsu L.P.
              Accel Investors '95 L.P.
              Accel Partners & Co., Inc.
              Ellmore C. Patterson Partners
              Swartz Family Partnership L.P.

                                            By:  /s/ G. Carter Sednaoui
                                              -------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed entities


Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Paul H. Klingenstein
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz

                                            By:  /s/ G. Carter Sednaoui
                                              -------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                                            Found on Sequentially
Exhibit                                                                                         Numbered Page
------------------------------------------------------------------------------------------  ----------------------
Exhibit A:  Agreement of Joint Filing                                                                  21
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                                        22